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                                                                    EXHIBIT 99.1

                             ADVO, Inc. (letterhead)

FOR IMMEDIATE RELEASE

                                 Contact: Kathy McAfee       Chris Hutter
                                 ADVO, Inc.                  ADVO, Inc.
                                 P: 860-285-6353             Investor Relations
                                                             P: 860-285-6424
                                 Justin Shaw
                                 Rowland Communications Worldwide
                                 P:  212-527-8815

SUPERMARKET LEADERS ALBERTSONS, GIANT EAGLE AND FOOD LION TO ANCHOR RECENTLY INTRODUCED ADVO ADVERTISING PROGRAMS

WINDSOR, CT, OCTOBER 5, 2004 -- Targeted home-delivered print advertising leader ADVO (NYSE:AD) announced this week that leading supermarket chains Albertsons, Giant Eagle and Food Lion will anchor three recently announced, expanded advertising programs in the Southern California, Pittsburgh and Raleigh-Durham metropolitan areas, respectively. These new programs -- which essentially double ADVO's advertising program frequency in those markets -- were introduced by ADVO in response to feedback from grocery leaders like Albertsons, Giant Eagle and Food Lion, as well as retailers in other business categories who are seeking more diverse print advertising options.

With Albertsons as its anchor client, ADVO will for the very first time begin a full-market weekend shared advertising program in Southern California. The weekend advertising program will complement ADVO's highly successful mid-week program already in-place in these markets, and will reach an estimated 7.2 million households in the greater Los Angeles and San Diego metropolitan areas.

With Giant Eagle as its anchor client, ADVO will for the very first time begin a full-market mid-week shared advertising program in the greater Pittsburgh and Youngstown (OH) region. ADVO will now be responsible for advertising circular distribution for Giant Eagle locations in a four-state area including Maryland, Pennsylvania, Ohio and West Virginia.

Also, ADVO has announced that Food Lion will be anchoring a new shared advertising program in Raleigh-Durham -- where ADVO will double the frequency of its advertising program, from bi-weekly to weekly.

NEW ADVERTISING PROGRAMS HELP GROCERS, OTHER RETAILERS MEET CONSUMER DEMAND

Additional advertising programs from ADVO are in part being driven by evolving consumer demands and shopping habits. While once-a-week advertising delivery programs continue to successfully meet the advertising needs of many grocers and other retailers, some retailers are starting to deliver advertising offers twice a week - both during the weekends and during the week, which gives consumers more choices depending on when they choose to do their shopping.

Giant Eagle Director of Print Advertising Dan Dunn notes, "ADVO's commitment to open new markets, create new mid-week programs and target our customers were the primary reasons we have expanded our partnership to deliver our advertising circulars."
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"Our partnership with ADVO is a win-win situation for Food Lion and consumers,"
notes David Godfredson, Director of Advertising. "This opportunity has positioned us to aggressively compete in the market and allows us to meet our customers' needs."

NEW ADVERTISING PROGRAMS SPELL NEW GROWTH OPPORTUNITIES FOR ADVO

ADVO emphasizes that not only are these new programs positive news for their retailer clients, but that they also equal opportunity for growth at ADVO.

"The establishment of these new programs represents a continuation of investments ADVO is making to grow the reach and frequency of our in-home delivery network in support of major client growth opportunities," says ADVO Interim CEO Bobbie Gaunt. "Through our Breakout Growth strategy -- which focuses ADVO's efforts on major clients and on vertical growth categories such as the grocery, casual dining and home furnishings sectors, among others -- we have secured full-market, multi-year business commitments with these important retailers."

"ADVO is seeing increased demand from grocers and retailers in other categories for increased in-home print advertising frequency -- and these new programs are evidence of how ADVO is working to meet this demand," Gaunt also notes.

Stephanie Molnar, ADVO's President of Sales and Marketing, adds, "Establishing these new advertising programs provides ADVO with significant new platforms to drive future growth with clients in the supermarket category and with other retailers in these markets who are seeking increased flexibility in advertising timing and frequency. ADVO is pleased to be able to offer clients in these markets this flexibility, along with our industry-leading targeting capability and broad market reach."

ABOUT ADVO
ADVO, Inc. (NYSE:AD) is the nation's largest targeted home-delivered print advertising services and solutions company with expertise in building business for national and local retailers by stimulating consumer purchase.

Dedicated to aligning with the needs of its clients, ADVO provides innovative, custom advertising and promotional solutions to more than 20,000 response-oriented retailers in more than 30 industry sectors, yielding the company $1.2 billion in annual revenue. In addition to leveraging its proprietary demographic and lifestyle research, which includes data on consumer lifestyle, preferences and purchasing patterns, ADVO can analyze its clients' databases to precisely and efficiently target advertising to highest value customers at the ZIP Code or neighborhood level. Combining national reach with local market coverage, the company's customized and shared advertising programs such as ShopWi$e(TM) reach more than 67 million U.S. households weekly and 112 million households monthly, demonstrating the highest advertiser value.

ADVO has 23 advertising production facilities and 34 sales offices nationwide and in Canada, with corporate headquarters in Windsor, Connecticut. For more information, please visit the company at www.ADVO.com.
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ABOUT GIANT EAGLE
Giant Eagle Inc., ranked 26 on Forbes magazine's largest private corporations list and in 2002 named Progressive Grocer's Retailer of the Year, is one of the nation's largest food retailers and food distributors with more than $4.7 billion in annual sales. Founded in 1931, Giant Eagle, Inc. has grown to be the number one supermarket retailer in the region with 138 corporate and 84 independently owned and operated stores throughout western Pennsylvania, Ohio, West Virginia and Maryland.

ABOUT FOOD LION
Food Lion LLC is a subsidiary of Delhaize America, the U.S. division of Brussels-based Delhaize Group. Food Lion operates more than 1,200 stores and employs approximately 73,000 associates, delivering "Extra Low Prices" and service to its customers, in 11 Southeastern and Mid-Atlantic states. Food Lion stores offer more than 28,000 different products.

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